Section 19(a) Notice

CHICAGO, December 31, 2019 – Duff & Phelps Utility and Infrastructure Fund Inc. (NYSE: DPG) (formerly known as Duff & Phelps Global Utility Income Fund Inc.) declared a distribution of $0.35 per share to shareholders of record at the close of business on December 16, 2019 (ex-date December 13, 2019).

The following table sets forth the estimated amounts of the Fund’s December quarterly distribution, payable December 31, 2019, together with the cumulative distributions paid this fiscal year to date from the following sources. All amounts are expressed per share of common stock based on U.S. generally accepted accounting principles which may differ from federal income tax regulations.

Distribution Estimates	December 2019 (QTD)		Year-to-date (YTD)
(Sources)	Per Share Amount	% of Current Distribution	Per Share Amount	% of Cumulative Distributions
Net Investment Income	$0.061	17.3%	$0.061	17.3%
Net Realized Short-Term Capital Gains	—	0.0%	—	0.0%
Net Realized Long-Term Capital Gains	0.069	19.7%	0.069	19.7%
Return of Capital (or other Capital Source)	0.220	63.0%	0.220	63.0%

Total	$0.350	100.0%	$0.350	100.0%

As of November 29, 2019
Average annual total return on NAV for the 5 years	-1.17%
Annualized current distribution rate as a percentage of NAV	8.90%
Cumulative total return on NAV for the fiscal year	-4.09%
Cumulative fiscal year distributions as a percentage of NAV	2.23%

The Fund estimates that it has distributed more than its income and capital gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the fund is paid back to you. A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with ‘yield’ or ‘income’.

The amounts and sources of distributions reported in this notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of the fiscal year and may be subject to changes based on tax regulations. The Fund or your broker will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

200 South Wacker Drive ● Suite 500 ● Chicago IL 60606

Section 19(a) Notice

CHICAGO, March 31, 2020 – Duff & Phelps Utility and Infrastructure Fund Inc. (NYSE: DPG) (formerly known as Duff & Phelps Global Utility Income Fund Inc.) declared a distribution of $0.35 per share to shareholders of record at the close of business on March 16, 2020 (ex-date March 13, 2020).

The following table sets forth the estimated amounts of the Fund’s March quarterly distribution, payable March 31, 2020, together with the cumulative distributions paid this fiscal year to date from the following sources. All amounts are expressed per share of common stock based on U.S. generally accepted accounting principles which may differ from federal income tax regulations.

Distribution Estimates	March 2020 (QTD)		Year-to-date (YTD)
(Sources)	Per Share Amount	% of Current Distribution	Per Share Amount	% of Cumulative Distributions
Net Investment Income	$0.037	10.7%	$0.098	14.0%
Net Realized Short-Term Capital Gains	0.057	16.2%	0.057	8.1%
Net Realized Long-Term Capital Gains	0.256	73.1%	0.545	77.9%
Return of Capital (or other Capital Source)	0.000	0.0%	0.000	0.0%

Total	$0.350	100.0%	$0.700	100.0%

As of February 29, 2020
Average annual total return on NAV for the 5 years	-1.09%
Annualized current distribution rate as a percentage of NAV	9.35%
Cumulative total return on NAV for the fiscal year	-6.72%
Cumulative fiscal year distributions as a percentage of NAV	4.67%

The amounts and sources of distributions reported in this notice are only estimates and are not being provided for tax reporting purposes. The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Fund’s investment experience during the remainder of the fiscal year and may be subject to changes based on tax regulations. The Fund or your broker will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purposes.

200 South Wacker Drive ● Suite 500 ● Chicago IL 60606